UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2018

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2018, Ampio Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement, as amended by Amendment No. 1 dated August 10, 2018 (the “Underwriting Agreement”) with Canaccord Genuity LLC as the sole underwriter (the “Underwriter”), related to the registered offering (the “Offering”) of 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and warrants to purchase up to 20,000,000 shares of Common Stock (the “Warrants” and, together with the Shares, the “Securities”) with an exercise price of $0.40 per share at a combined purchase price of $0.40 per share of Common Stock and accompanying Warrant.

The Offering is expected to close on August 13, 2018, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $7.3 million, after deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the Offering. The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-217094), which was filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2017 and declared effective by the Commission on April 20, 2017, and is described in more detail in a prospectus supplement dated August 10, 2018 and an accompanying base prospectus dated April 20, 2017.

The Warrants will be exercisable immediately upon issuance and from time to time thereafter through and including the five-year anniversary of the initial exercise date. The exercise price of the Warrants is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of the Company’s Common Stock. In the event of a change of control of the Company, a Warrant holder may demand redemption of the Warrants for cash in accordance with a Black-Scholes option pricing model.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, (i) the Company’s directors and executive officers agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days following the date of the Underwriting Agreement and (ii) the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of one hundred fifty (150) days following the date of the Underwriting Agreement, in each case without the prior written consent of the Underwriter.

The Underwriting Agreement and Amendment No. 1 to the Underwriting Agreement have been attached hereto as exhibits to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement.

A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Securities in the Offering is attached as Exhibit 5.1 hereto. Copies of the Underwriting Agreement, Amendment No. 1 to the Underwriting Agreement and the form of Warrant are filed herewith as Exhibits 1.1, 1.2 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, the Company’s issuance of securities and the amount of proceeds from the Offering and the closing of the Offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any results expressed or implied by such forward-looking statements. Risk factors that may cause actual results to differ are discussed in the Company’s SEC filings, including its annual report on Form 10-K for the year ended December 31, 2017. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement dated August 9, 2018 by and between Ampio Pharmaceuticals, Inc. and Canaccord Genuity LLC

1.2	Amendment No. 1 to the Underwriting Agreement dated August 10, 2018 by and between Ampio Pharmaceuticals, Inc. and Canaccord Genuity LLC

4.1	Form of Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Thomas E. Chilcott, III
Thomas E. Chilcott, III

Chief Financial Officer

Dated: August 13, 2018